11000 Equity Drive, #300 Houston, TX 77041-8240 NYSE: SPN (281) 999-0047

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (281) 999-0047;

Robert Taylor, CFO or Greg Rosenstein, EVP of Corporate Development, (504) 587-7374

Superior Energy Services, Inc. Announces Fourth Quarter 2012 Results and

Provides 2013 Earnings and Capital Expenditures Guidance

Houston – February 26, 2013 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $76.3 million, or $0.48 per diluted share, on revenue of $1,178.2 million for the fourth quarter of 2012, and non-GAAP adjusted net income of $77.6 million, or $0.49 per diluted share, after excluding pre-tax expenses of $2.1 million related to an acquisition earnout payment.

These results compare with the fourth quarter of 2011 net income from continuing operations of $53.3 million, or $0.67 per diluted share, and net income of $19.4 million, or $0.24 per diluted share, on revenue of $562.4 million. Non-GAAP adjusted net income from continuing operations was $58.0 million, or $0.71 per diluted share for the fourth quarter of 2011.

For the year ended December 31, 2012, the Company recorded net income from continuing operations of $383.1 million, or $2.54 per diluted share, and net income of $365.9 million, or $2.42 per diluted share, on revenue of $4,568.1 million. For the year ended December 31, 2011, the Company recorded net income from continuing operations of $159.4 million, or $1.97 per diluted share, and net income of $142.6 million, or $1.76 per diluted share, on revenue of $1,964.3 million.

David Dunlap, President and CEO of the Company, commented, “The fourth quarter results were within our guidance range and reflect lower sequential activity in the U.S. land market area offset by continued strong growth in the international and Gulf of Mexico market areas. Our 7% sequential decline in U.S. land market revenue was not as steep as what we experienced in the third quarter due to increased revenue from our pressure pumping business. We were able to offset this decline with 16% growth in international market revenue and 12% growth in Gulf of Mexico revenue.

“While our pressure pumping business experienced a sequential increase in profitability, our overall operating income as a percentage of revenue declined sequentially by just under 3% primarily due to lower pricing and utilization for coiled tubing and remedial pumping services, and changes in job mix for hydraulic workover and snubbing as well as pressure control services.”

Fourth Quarter 2012 Geographic Breakdown

For the fourth quarter of 2012, U.S. land revenue was approximately $730.2 million, Gulf of Mexico revenue was approximately $212.7 million and international revenue was approximately $235.3 million.

As previously announced, the Company realigned its segment reporting beginning with the fourth quarter of 2012, from two to four segments. The new reportable segments are as follows: Drilling Products and Services, Onshore Completion and Workover Services, Production Services and Subsea and Technical Solutions. The Drilling Products and Services business segment is unchanged from prior periods.

Drilling Products and Services Segment

Drilling Products and Services segment revenue was $192.7 million, a 13% increase from fourth quarter 2011 revenue of $170.2 million and a 1% decline from third quarter 2012 revenue of $194.9 million.

The primary factor driving the lower sequential revenue in this segment was an 11% decrease in U.S. land market revenue to $75.6 million as a result of decreased demand for premium drill pipe, bottom hole assemblies and accessories. Gulf of Mexico market revenue increased 12% sequentially to $68.7 million due to increased rentals of premium drill pipe and specialty rentals. International revenue was essentially unchanged at $48.4 million with increased rentals of premium drill pipe offsetting a decline in accommodation rentals and other surface and downhole specialty rentals.

Onshore Completions and Workover Services Segment

Onshore Completions and Workover Services segment revenue in the fourth quarter was $417.7 million, a 1% decline from third quarter of 2012 revenue of $421.2 million. This segment had no revenue in the fourth quarter of 2011. Virtually all of the revenue in this segment during the fourth quarter was generated from U.S. land market areas.

On a sequential basis, an increase in pressure pumping revenue was offset by declines in revenue from fluid management and well service rigs. The increase in pressure pumping revenue was due to higher utilization of contracted fleets. The decline in fluid management revenue was associated with lower utilization for storage assets (transportation and frac tanks) due to a decline in completion activity. Lower revenue for well service rigs was primarily related to job mix as more rigs were performing production-related workover activity rather than completion-related work.

Production Services Segment

Production Services segment revenue was $369.3 million, a 59% increase from fourth quarter 2011 revenue of $232.2 million and a 1% decline from third quarter 2012 revenue of $373.9 million.

U.S. land market revenue declined 16% sequentially to $222.4 million primarily due to reduced demand for coiled tubing, cased hole wireline and remedial pumping services. Gulf of Mexico market revenue increased 46% sequentially to $56.8 million as a result of increased demand for cased hole wireline, snubbing and pressure control tools. International market revenue increased 27% to $90.1 million due to business mix and increased demand for coiled tubing and snubbing services.

Subsea and Technical Solutions Segment

Subsea and Technical Solutions segment revenue was $198.5 million, a 24% increase from fourth quarter 2011 revenue of $160.0 million and a 5% increase from third quarter 2012 revenue of $189.7 million.

International market revenue increased 16% to $96.2 million due to increased demand for subsea construction, well platform and decommissioning and pressure control services. Gulf of Mexico market revenue decreased 2% sequentially to $87.2 million as a result of lower activity for well platform and decommissioning services partially offset by increased demand for completion tools. U.S. land market revenue declined 15% sequentially to $15.0 million primarily due to reduced demand for pressure control services partially offset by increased demand for completion tools.

2013 Earnings Guidance and Capital Expenditures Plan

The Company has established a 2013 earnings per share guidance range of $1.85 to $2.35 and a planned capital expenditures range of $600 million to $700 million. The Company expects to fund its capital expenditures from operating cash flow.

Dunlap commented, “We anticipate revenue from international and Gulf of Mexico market areas to grow by more than 25%. U.S. land activity levels are the variables in our 2013 guidance. We anticipate moderate increases in utilization and rig activity during the course of the year. The timing and intensity of those increases, which has not initiated as yet, will dictate our performance in the U.S. land markets. We do not anticipate a recovery in pricing, which declined for many of our U.S. land services during the last half of 2012.”

Growth capital expenditures are anticipated to be approximately $375 million to $425 million, while maintenance capital expenditures are anticipated to be $225 million to $275 million. Approximately 60% of the growth capital expenditures will be directed toward the international market areas, 30% of the growth capital expenditures to the Gulf of Mexico market area, and 10% to U.S. land market area. Most of the maintenance capital expenditures are allocated to the U.S. land market area.

By segment, approximately 40% of the growth capital expenditures will be allocated to the Drilling Products and Services Segment, 15% to the Onshore Completion and Workover Segment, 25% to the Production Services Segment, and 20% to the Subsea and Technical Solutions Segment.

Dunlap added, “Our 2013 capital expenditures plan is directed to those geographic markets that we believe will generate the highest growth for us this year. We will maintain flexibility in both the timing and amount of our expenditures with the goal of generating free cash flow in 2013.”

Conference Call Information

The Company will host a conference call at 10 a.m. Central Time on Wednesday, February 27, 2013. The call can be accessed from Company’s website at www.superiorenergy.com, or by telephone at 480-629-9818. For those who cannot listen to the live call, a telephonic replay will be available through Wednesday, March 13, 2013 and may be accessed by calling 303-590-3030 and using the pass code 4593412#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by the Company or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2012 and 2011

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$1,178,247	$562,400	$4,568,068	$1,964,332

Cost of services (exclusive of items shown separately below)	722,814	293,596	2,689,473	1,046,409
Depreciation, depletion, amortization and accretion	143,009	67,264	509,281	244,915
General and administrative expenses	165,794	104,376	662,792	376,619

Income from continuing operations	146,630	97,164	706,522	296,389

Other income (expense):
Interest expense, net	(25,558)	(20,281)	(113,659)	(67,590)
Loss on early extinguishment of debt	—	—	(2,294)	—
Earnings (losses) from equity-method investments, net	—	2,670	(287)	16,394
Gain on sale of equity-method investment	—	—	17,880	—

Income from continuing operations before income taxes	121,072	79,553	608,162	245,193

Income taxes	44,797	26,215	225,020	85,804

Net income from continuing operations	76,275	53,338	383,142	159,389

Loss from discontinued operations, net of income tax	—	(33,976)	(17,207)	(16,835)

Net income	$76,275	$19,362	$365,935	$142,554

Basic earnings per share:
Net income from continuing operations	$0.49	$0.67	$2.57	$2.00
Income (loss) from discontinued operations	—	(0.43)	(0.12)	(0.21)

Net income	$0.49	$0.24	$2.45	$1.79

Diluted earnings per share:
Net income from continuing operations	$0.48	$0.67	$2.54	$1.97
Income (loss) from discontinued operations	—	(0.43)	(0.12)	(0.21)

Net income	$0.48	$0.24	$2.42	$1.76

Weighted average common shares used
in computing earnings per share:
Basic	157,266	80,004	149,288	79,654

Diluted	158,709	81,149	151,106	81,095

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 and 2011

(in thousands)

	12/31/2012	12/31/2011
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$91,199	$80,274
Accounts receivable, net	1,027,218	540,602
Deferred income taxes	34,120	—
Prepaid expenses	93,190	34,037
Inventory and other current assets	214,630	228,309

Total current assets	1,460,357	883,222

Property, plant and equipment, net	3,255,220	1,507,368
Goodwill	2,532,065	581,379
Notes receivable	44,838	73,568
Equity-method investments	—	72,472
Intangible and other long-term assets, net	510,406	930,136

Total assets	$7,802,886	$4,048,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$252,363	$178,645
Accrued expenses	346,490	197,574
Income taxes payable	153,212	717
Deferred income taxes	—	831
Current portion of decommissioning liabilities	—	14,956
Current maturities of long-term debt	20,000	810

Total current liabilities	772,065	393,533

Deferred income taxes	745,144	297,458
Decommissioning liabilities	93,053	108,220
Long-term debt, net	1,814,500	1,685,087
Other long-term liabilities	147,045	110,248

Total stockholders’ equity	4,231,079	1,453,599

Total liabilities and stockholders’ equity	$7,802,886	$4,048,145

Superior Energy Services, Inc. and Subsidiaries

Segment Highlights

Three months ended December 31, 2012, September 30, 2012 and December 31, 2011 (1)

(Unaudited)

(in thousands)

	Three months ended,
Revenue	December 31, 2012	September 30, 2012	December 31, 2011
Drilling Products and Services	$192,677	$194,882	$170,208
Onshore Completion and Workover Services	417,738	421,194	—
Production Services	369,341	373,868	232,241
Subsea and Technical Solutions	198,491	189,721	159,951

Total Revenues	$1,178,247	$1,179,665	$562,400

Gross Profit (2)	December 31, 2012	September 30, 2012	December 31, 2011
Drilling Products and Services	$127,834	$132,923	$111,422
Onshore Completion and Workover Services	144,626	143,414	—
Production Services	120,228	136,362	103,926
Subsea and Technical Solutions	62,745	58,358	53,456

Total Gross Profit	$455,433	$471,057	$268,804

Income from Continuing Operations	December 31, 2012 (3)	September 30, 2012	December 31, 2011 (4)
Drilling Products and Services	$57,424	$62,759	$43,843
Onshore Completion and Workover Services	46,904	52,197	(2,866)
Production Services	32,015	49,023	44,022
Subsea and Technical Solutions	10,287	15,460	12,165

Total Income from Continuing Operations	$146,630	$179,439	$97,164

(1)	Adjusted for discontinued operations.

(2)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(3)	Includes $2.1 million of additional consideration for an acquisition based on the acquired company exceeding performance goals.

(4)	Includes $4.1 million of transaction expenses related to acquisitions recorded in general and administrative expenses of the Onshore Completion and Workover Services Segment ($2.9 million) and Production Services Segment ($1.2 million).

NON-GAAP RECONCILIATION

We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because certain items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted amounts are not measures of financial performance under GAAP.

A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings and non-GAAP adjusted earnings per share, is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

Reconciliation of Net Income from Continuing Operations

to Non-GAAP Adjusted Net Income from Continuing Operations and Earnings per Share

For the three months ended December 31, 2012 and 2011

(in thousands, except earnings per share amounts)

	Three months ended December 31,
	2012	2011
Net income from continuing operations as reported	$76,275	$53,338
Pre-tax adjustments:
Earnout from acquisition activity	2,088	—
Cost related to the acquisition of Complete Production Services	—	4,093
Additional interest expense related to $800 million senior notes	—	4,056
Equity-method investments' hedging activities	—	1,507

Total pre-tax adjustments	2,088	9,656

Income tax effect of adjustments	(773)	(3,380)
Cumulative effect of tax rate change from 36% to 35% in 2011	—	(1,624)

Non-GAAP adjusted net income from continuing operations	$77,590	$57,990

Non-GAAP adjusted diluted earnings per share from continuing operations	$0.49	$0.71

Weighted average common shares used in computing diluted earnings per share	158,709	81,149